     As filed with the Securities and Exchange Commission on May 24, 1999

                                                 REGISTRATION STATEMENT NO. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                              EXPERT SOFTWARE, INC.

             (Exact Name of Registrant as Specified in Its Charter)

       DELAWARE                                       65-0359860
(State of Incorporation)                 (I.R.S. Employer Identification Number)

                                802 DOUGLAS ROAD
                                   SIXTH FLOOR
                             CORAL GABLES, FL 33134
                                 (305) 567-9990


          (Address, including zip code, of Principal Executive Offices)

           EXPERT SOFTWARE, INC. 1997 STOCK OPTION PLAN FOR DIRECTORS

                            (Full Title of the Plan)

                               KENNETH P. CURRIER
                             CHIEF EXECUTIVE OFFICER
                              EXPERT SOFTWARE, INC.
                                802 DOUGLAS ROAD
                                   SIXTH FLOOR
                             CORAL GABLES, FL 33134
                                 (305) 567-9990


(Name, Address, and Telephone Number, Including Area Code, of Agent For Service)


                                 With copies to:

                             John J. Egan III, P.C.
                           GOODWIN, PROCTER & HOAR LLP
                                 Exchange Place
                        Boston, Massachusetts 02109-2881
                                 (617) 570-1000

                         CALCULATION OF REGISTRATION FEE


 Title of Securities to be          Amount to be            Proposed Maximum            Proposed Maximum            Amount of
         Registered                Registered(1)           Offering Price Per          Aggregate Offering       Registration Fee
                                                                  Share                      Price
 -------------------------         -------------           ------------------          ------------------       ----------------
Common Stock, par                      60,000                 $  1.00 (2)                   $ 60,000                 $ 16.68
value $.01 per share
                                       40,000                 $  1.32 (2)                   $ 52,800                 $ 14.68

                                       60,000                 $  2.00 (2)                   $120,000                 $ 33.36

                                       20,000                 $ 2.031 (2)                   $ 40,620                 $ 11.29

                                       10,000                 $ 3.563 (2)                   $ 35,630                 $  9.91

                                       60,000                 $ 2.4531(3)                   $147,186                 $ 40.92

============================        =========                 =========                     ===========              =======
Total                                 250,000                     ----                      $456,236.00              $130.00


(1) Plus such additional number of shares as may be required pursuant to the Registrant's 1997 Stock Option Plan for Directors in the event of a stock dividend, reverse stock split, split-up, recapitalization or other similar event.

(2) This estimate is made pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the "Securities Act"), solely for the purpose of determining the amount of the registration fee and is based on the price at which outstanding stock options may be exercised.

(3) This estimate is made pursuant to Rule 457(c) and (h) under the Securities Act solely for purposes of determining the registration fee and is based on the average of the high and low sales prices of the common stock of Expert Software, Inc., par value $.01 per share (the "Common Stock"), as reported on the NASDAQ National Market on May 19, 1999.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.

         The following documents filed by Expert Software, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated by reference as of their respective dates:

         (a) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

         (b) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;

         (c)      the Company's Current Report on Form 8-K filed on April 29,
                  1999; and

         (d) the description of the Company's Common Stock contained in its registration statement on Form 8-A, filed with the Commission on February 28, 1995, as amended, under Section 12 of the Exchange Act and any amendments or reports filed for the purpose of updating such description.

         In addition, all documents subsequently filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

         Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         The validity of the shares to be offered hereby will be passed upon for the Company by Goodwin, Procter & Hoar LLP, Boston, Massachusetts. John J. Egan III, whose professional corporation is a partner in Goodwin, Procter & Hoar LLP, is the beneficial owner of 1,000 shares of Common Stock of the Company.

Item 6.  Indemnification of Directors and Officers.

         Under Section 145 of the Delaware General Corporation Law, as amended (the "DGCL"), the Company has the power to indemnify directors and officers under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his or her being a director or officer of the Company if it is determined that he or she acted in accordance with the applicable standard of conduct set forth in such statutory provisions.

         Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

         Article VII of the Company's Restated Certificate of Incorporation states that:

                  A Director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the Company or its stockholders,
         (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
         Section 174 of the DGCL, or (iv) for any transaction from which the Director derived an improper personal benefit. If the DGCL is amended after the effective date of this Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a Director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

         Any repeal or modification of this Article VII by either of (i) the stockholders of the Company, or (ii) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a person serving as a Director at the time of such repeal or modification.

         Article V of the Company's Amended and Restated By-laws further states that:

         1. Definitions. For purposes of this Article: (a) "Officer" means any person who serves or has served as a Director or Officer of the Company or in any other office filled by election or appointment by the stockholders or the Board of Directors of the Company and any heirs, executors, administrators or personal representatives of such person;
         (b) "Non-Officer Employee" means any person who serves or has served as an employee of the Company, but who is not or was not an Officer, and any heirs, executors, administrators or personal representatives of such person; (c) "Proceeding" means any threatened, pending, or completed action, suit or proceeding (or part thereof), whether civil, criminal, administrative, arbitrative or investigative, any appeal of such an action, suit or proceeding, and any inquiry or investigation which could lead to such an action, suit, or proceeding; and (d) "Expenses" means any liability fixed by a judgment, order, decree or award in a Proceeding, any amount reasonably paid in settlement of a Proceeding and any professional fees and other expenses and disbursements reasonably incurred in a Proceeding or in settlement of a Proceeding, including fines, taxes and penalties relating thereto.

         2. Officers. Except as provided in Section 4 of this Article V, each Officer of the Company shall be indemnified and held harmless by the Company to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) against any and all Expenses incurred by such Officer in connection with any Proceeding in which such Officer is involved as a result of serving or having served (a) as an Officer or employee of the Company, (b) as a director, officer or employee of any subsidiary of the Company, or (c) in any capacity with any other corporation, organization, partnership, joint venture, trust or other entity at the written request or direction of the Company, including service with respect to employee or other benefit plans, and shall continue as to an Officer after he or she has ceased to be an Officer and shall inure to the benefit of his or her heirs, executors, administrators and personal representatives; provided, however, that the Company shall indemnify any such Officer seeking indemnification in connection with a Proceeding initiated by such Officer only if such Proceeding was authorized by the Board of Directors of the Company.

         3. Non-Officer Employees. Except as provided in Section 4 of this
         Article V, each Non-Officer Employee of the Company may, in the discretion of the Board of Directors, be indemnified by the Company to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) against any or all Expenses incurred by such Non-Officer Employee in connection with any Proceeding in which such Non-Officer Employee is involved as a result of serving or having served (a) as a Non-Officer Employee of the Company, (b) as a director, officer or employee of any subsidiary of the Company, or (c) in any capacity with any other corporation, organization, partnership, joint venture, trust or other entity at the request or direction of the Company, including service with respect to employee or other benefit plans, and shall continue as to a Non-Officer Employee after he or she has ceased to be a Non-Officer Employee and shall inure to the benefit of his or her heirs, personal representatives, executors and administrators; provided, however, that the Company may indemnify any such Non-Officer Employee seeking indemnification in connection with a Proceeding initiated by such Non-Officer Employee only if such Proceeding was authorized by the Board of Directors of the Company.

         4. Good Faith. No indemnification shall be provided pursuant to this
         Article V to an Officer or to a Non-Officer Employee with respect to a matter as to which such person shall have been finally adjudicated in any Proceeding not to have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal Proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the event that a Proceeding is compromised or settled so as to impose any liability or obligation upon an Officer or Non-Officer Employee, no indemnification shall be provided pursuant to this Article V to said Officer or Non-Officer Employee with respect to a matter if there be a determination that with respect to such matter such person did not act in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal Proceeding, had no reasonable cause to believe his or her conduct was unlawful. The determination shall be made by (i) a majority vote of those Directors who are not involved in such Proceeding (the "Disinterested Directors"); (ii) by stockholders; or
         (iii) if directed by a majority of Disinterested Directors, by independent legal counsel in a written opinion. However, if more than half of the Directors are not Disinterested Directors, the determination shall be made by (i) a majority vote of a committee of one or more disinterested Director(s) chosen by the Disinterested Director(s) at a regular or special meeting; (ii) by stockholders; or
         (iii) by independent legal counsel in a written opinion.

         5. Prior to Final Disposition. Unless otherwise determined by (i) the Board of Directors, (ii) if more than half of the Directors are involved in a Proceeding by a majority vote of a committee of one or more Disinterested Director(s) chosen in accordance with the procedures specified in Section 4 of this Article or (iii) if directed by the Board of Directors, by independent legal counsel in a written opinion, any indemnification extended to an Officer or Non-Officer Employee pursuant to this Article V shall include payment by the Company of Expenses incurred in defending a Proceeding in advance of the final disposition of such Proceeding upon receipt of an undertaking by such Officer or Non-Officer Employee seeking indemnification to repay such payment if such Officer or Non-Officer Employee shall be adjudicated or determined not to be entitled to indemnification under this Article V.

         6. Contractual Nature of Rights. The foregoing provisions of this
         Article V shall be deemed to be a contract between the Company and each Officer and Non-Officer Employee who serves in such capacity at any time while this Article V is in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any Proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts. If a claim for indemnification or advancement of expenses hereunder by an Officer or Non-Officer Employee is not paid in full by the Company within 60 days after a written claim for indemnification or documentation of expenses has been received by the Company, such Officer or Non-Officer Employee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim, and if successful in whole or in part, such Officer or Non-Officer Employee shall also be entitled to be paid the expenses of prosecuting such claim. The failure of the Company (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of such indemnification or advancement of expenses under this Article V shall not be a defense to the action and shall not create a presumption that such indemnification or advancement is not permissible.

         7. Non-Exclusivity of Rights. The provisions in respect of indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition set forth in this
         Article V shall not be exclusive of any right which any person may have or hereafter acquire under any statute, provision of the Certificate or these By-Laws, agreement, vote of stockholders or disinterested directors or otherwise.

         8. Insurance. The Company may maintain insurance, at its expense, to protect itself and any Officer or Non-Officer Employee against any liability of any character asserted against or incurred by the Company or any such Officer or Non-Officer Employee, or arising out of any such status, whether or not the Company would have the power to indemnify such person against such liability under the General Corporation Law of the State of Delaware or the provisions of this Article V.

         The Company carries directors' and officers' liability insurance covering its directors and officers.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Securities and Exchange Commission has expressed its opinion that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

         (a) The following is a complete list of exhibits filed or incorporated by reference as part of this Registration Statement:

                  4.1      Restated Certificate of Incorporation of the Company
                           (1)

                  4.2      Amended and Restated By-Laws of the Company (1)

                  4.3 Shareholder Rights Agreement between the Company and the First National Bank of Boston dated November 9, 1995 (2)

                  4.4 Amendment No. 1 to Shareholder Rights Agreement, dated as of March 3, 1999, by and between the Company and BankBoston, N.A. (as successor to the First National Bank of Boston) (3)

                  4.5 Amendment No. 2 to Shareholder Rights Agreement, dated as of April 19, 1999, by and between the Company and BankBoston, N.A. (as successor to the First National Bank of Boston) (4)

                  5.1 Opinion of Goodwin, Procter & Hoar LLP as to the legality of securities being registered *

                  23.1     Consent of Grant Thornton LLP *

                  23.2     Consent of Arthur Andersen LLP *

                  23.3     Consent of Goodwin, Procter & Hoar LLP (included in
                           Exhibit 5.1 hereto)

                  24.1 Power of Attorney (included on the signature page of this Registration Statement)

                  99.1 Expert Software, Inc. 1997 Stock Option Plan for Directors *

----------

                  *        Filed herewith.

                  (1) Incorporated by reference to the designated exhibit of the Company's Annual Report on Form 10-K for the year ended December 31, 1995.

                  (2) Incorporated by reference to Exhibit 10.12 of the Company's Form 8-K (filed November 12, 1995).

                  (3) Incorporated by reference to Exhibit 4.1 of the Company's Form 8-K (filed March 9, 1999).

                  (4) Incorporated by reference to Exhibit 4.1 of the Company's Form 8-K (filed April 29, 1999).



Item 9.        Undertakings.


         (a)      The undersigned registrant hereby undertakes:

                  (1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)      To include any prospectus required by
                                    Section 10(a)(3) of the Securities Act;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the undersigned registrant pursuant to Section 13 or
         Section 15(d) of the Exchange Act, that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Coral Gables, State of Florida, on this 24th day of May, 1999.

                              EXPERT SOFTWARE, INC.

                              By:  /s/ KENNETH P. CURRIER
                                   -------------------------
                              Kenneth P. Currier
                              Chief Executive Officer


                                POWER OF ATTORNEY

        Pursuant to the Securities Act of 1933, as amended (the "Securities Act"), each person whose signature appears below does hereby make, constitute and appoint Kenneth P. Currier and Susan A. Currier and each of them singly, with full power to act without the other, his true and lawful attorney-in-fact and agent, in his name, place and stead to execute on his behalf, as a director and/or officer of Expert Software, Inc. (the "Company"), the Registration Statement of the Company on Form S-8 (the "Registration Statement") for the registration of shares of the Company's common stock, par value $.01 per share, in connection with the Expert Software, Inc. 1997 Stock Option Plan for Directors, and any and all amendments (including post-effective amendments and a further registration statement conforming to Rule 462(b)) of the Securities Act) to the Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission (the "Commission") and any and all other instruments which either of said attorneys-in-fact and agents deem necessary or advisable to enable the Company to comply with the Securities Act, the rules, regulations and requirements of the Commission in respect thereof, and the securities or Blue Sky laws of any State or other governmental subdivision, giving and granting to each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing whatsoever necessary or appropriate to be done in and about the premises as fully to all intents as he might or could do if personally present at the doing thereof, with full power of substitution and resubstitution, hereby ratifying and confirming all that his said attorneys-in-fact and agents or substitutes may or shall lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


        Signature                    Title                             Date

 /s/ KENNETH P. CURRIER       Director, Chief Executive            May 24, 1999
--------------------------    Officer, Secretary (Principal
     Kenneth P. Currier       Executive Officer, Acting
                              Principal Financial Officer
                              and Acting Principal Accounting
                              Officer)


  /s/ SUSAN A. CURRIER        Director, President                 May 24, 1999
--------------------------
    Susan A. Currier

 /s/ DOUGLAS G. CARLSTON      Director                            May 24, 1999
--------------------------
   Douglas G. Carlston

  /s/ A. BRUCE JOHNSTON       Director                            May 24, 1999
--------------------------
    A. Bruce Johnston

 /s/ WILLIAM H. LANE III      Director                            May 24, 1999
--------------------------
   William H. Lane III

  /s/ MICHAEL S. MURRAY       Director                            May 24, 1999
--------------------------
    Michael S. Murray

                                  EXHIBIT INDEX

Exhibit No.           Description                                                       Page
-----------           -----------                                                       ----
         4.1      Restated Articles of Incorporation of the Company (1)

         4.2      Amended and Restated By-Laws of the Company (1)

         4.3      Shareholder Rights Agreement between the Company and the First
                  National Bank of Boston dated November 9, 1995 (2)

         4.4      Amendment No. 1 to Shareholder Rights Agreement, dated as of
                  March 3, 1999, by and between the Company and BankBoston, N.A.
                  (as successor to the First National Bank of Boston) (3)

         4.5      Amendment No. 2 to Shareholder Rights Agreement, dated as of
                  April 19, 1999, by and between the Company and BankBoston, N.A. (as successor to the First National Bank of Boston) (4)

         5.1      Opinion of Goodwin, Procter & Hoar LLP as to the legality of
                  securities being registered *                                           10

         23.1     Consent of Grant Thornton LLP *                                         12

         23.2     Consent of Arthur Andersen LLP *                                        13

         23.3     Consent of Goodwin, Procter & Hoar LLP (included in Exhibit
                  5.1 hereto)

         24.1 Power of Attorney (included on the signature page of this Registration Statement)

         99.1     Expert Software, Inc. 1997 Stock Option Plan for Directors *            14

----------

                  *        Filed herewith.

                  (1) Incorporated by reference to the designated exhibit of the Company's Annual Report on Form 10-K for the year ended December 31, 1995.

                  (2) Incorporated by reference to Exhibit 10.12 of the Company's Form 8-K (filed November 12, 1995).

                  (3) Incorporated by reference to Exhibit 4.1 of the Company's Form 8-K (filed March 9, 1999).

                  (4) Incorporated by reference to Exhibit 4.1 of the Company's Form 8-K (filed April 29, 1999).